Exhibit 23.1


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

     As an independent public accounting firm, we hereby consent to the use of our report dated March 29, 2003, except for Note 13, as to which the date is June 26, 2003 and to all references to our Firm included in or made a part of this Amendment No. 5 to the registration statement.


/s/ Schuhalter, Coughlin & Suozzo, PC

Raritan, New Jersey
June 25, 2004